Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Adam Weiner / Joel Steinhaus

Kekst and Company

212-521-4800

U.S. ENERGY SYSTEMS, INC. FILES CHAPTER 11 SEEKING TO EXPEDITE

STRATEGIC RESTRUCTURING PROCESS AND FUND UK OPERATIONS

– Excluded from Chapter 11 Filings are USEY’s UK Energy Systems Ltd.

and Subsidiaries and U.S. Energy Biogas and Subsidiaries –

AVON, Connecticut, January 9, 2008 – U.S. Energy Systems, Inc. (Pink Sheets: USEY) today announced that it has filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the Southern District of New York (“the Court”). The Company’s U.S. Energy Overseas Investments LLC and GBGH, LLC subsidiaries also have filed petitions for reorganization. The Company’s wholly-owned subsidiary U.S. Energy Biogas Corp. (USEB) and the USEB subsidiaries, and UK Energy Systems Ltd. (UKES) and the Company’s other UK subsidiaries are not part of these Chapter 11 filings and are not adversely affected by them. Virtually all of USEY’s employees and all of its income generating operating activities are in USEB and the UK subsidiaries and therefore are not affected by today’s filings.

The Company anticipates that today’s filings will accelerate and bring an orderly, timely and most cost effective conclusion to the process of analyzing and implementing strategic alternatives for addressing the Company’s capital structure and working capital needs, which, as previously announced, has been underway since mid-2007. As previously announced, the Company has received expressions of interest from several parties in a wide range of possible strategic proposals all of which are continuing to be analyzed. Chapter 11 of the U.S. Bankruptcy Code provides a court-supervised mechanism that the Company believes is the best venue for efficiently selecting and implementing the optimum strategic options for the Company for the benefit of its stakeholders.

To protect the value of the Company’s UK-based assets and operations, which are not part of the Chapter 11 filings, the Company filed a motion for cash collateral that, if granted by the Court, will ensure that the UK subsidiaries will have access to the working capital they need on an ongoing basis to continue operating. As previously reported, the Company’s UK operations have been funded for the past several months through a series of waivers negotiated with certain of the Company’s lenders. The Company has not requested that the cash collateral motion be approved on a preliminary basis as part of First Day orders.

The Company affirmed that all of its income producing business operations – consisting of USEB and its subsidiaries and UKES and the UK subsidiaries – are continuing normal operations and that employees, customers and vendors of these businesses are unaffected by the Chapter 11 filings.

Peter Partee of Hunton & Williams LLP serves as lead counsel to U.S. Energy Systems, Inc., U.S. Energy Overseas Investments LLC and GBGH, LLC.

Additional information is available on the Company’s website at: www.usenergysystems.com.

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About U.S. Energy Systems, Inc.

U.S. Energy Systems, Inc. is an owner of green power and clean energy and resources. USEY owns and operates energy projects in the United States and United Kingdom that generate electricity, thermal energy and gas production. Certain matters discussed in this press release are forward-looking statements, and certain important factors may affect the Company’s actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of the Company. Such factors include, but are not limited to: the Company’s ability to effect a successful restructuring or recapitalization in Chapter 11 bankruptcy proceedings; the Company’s ability to continue as a going concern; the Company’s ability to fund and complete ongoing projects, including the expansion of the Company’s UK assets, in a timely manner; the final results of the updated reserve reports and 3D seismic study of the Company’s gas reserves structures; the Company’s ability to develop a commercially viable revised business plan for the UK assets and the business as a whole; failure to realize the estimated savings or operating results of acquisitions, and other risks associated with acquisitions generally, including risks relating to managing and integrating acquired businesses; changes in market conditions and the impact of market conditions on the Company’s capital expenditures; the impact of competition; changes in local or regional economic conditions, and the amount and rate of growth in expenses; changes in UK or U.S. federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; and the ability to comply with environmental laws and regulations and to obtain necessary permits; and other risks detailed from time to time in USEY’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2006 and its Current Reports on Form 8-K dated June 25, 2007, August 31, 2007, October 1, 2007, October 9, 2007 and October 17, 2007. The Company does not undertake to update any of the information set forth in this press release.